Exhibit 99.1

FOR IMMEDIATE RELEASE: JULY 20, 2006

LEGGETT REPORTS RECORD QUARTERLY SALES AND EARNINGS

Carthage, MO, July 20

•	Record quarterly sales of $1.40 billion, a 7.1% increase over 2Q 2005.

•	Record quarterly EPS of $.45, a 9.8% increase versus 2Q 2005.

•	2006 guidance increased: EPS of $1.55-$1.75, on sales growth of about 5%.

•	3Q 2006 guidance: EPS of $.42-$.47.

Fortune 500 diversified manufacturer Leggett & Platt reported record quarterly earnings of $.45 per diluted share for the second quarter. Two significant non-recurring items (a 6 cents per share tax benefit and an offsetting 3 cents per share restructuring-related expense) contributed 3 cents (net) to EPS. Per share earnings in the second quarter of 2005 were $.41.

Record quarterly sales of $1.40 billion were 7.1% higher than in the second quarter 2005, due to acquisitions and organic growth. Acquisitions increased sales by about 6%, but were partially offset by a 1% decline in sales due to restructuring activity. Same location sales increased about 2%.

2006: On Track

President and CEO David S. Haffner commented, “Quarterly sales and EPS were the highest we’ve ever attained (with or without the non-recurring items). We’re especially pleased with the improvement in both the Commercial and Aluminum segments, which both posted the best second-quarter margins we’ve seen in six years. Though we’re not yet at our target margins, we are progressing well toward our goals.

“We have essentially concluded our restructuring initiative, with both the costs and benefits in line with what we projected last fall. We still expect the ongoing annual EBIT benefit from this activity to be about $30-35 million (or about 10-12 cents per share).

“Cash flow remains strong, with cash from operations at $217 million for the first half of 2006, a 38% improvement over last year primarily due to our ongoing working capital initiatives. We continue to use cash to fund internal growth, make acquisitions, buy our stock, and pay dividends to shareholders. At the current dividend rate of 17 cents per quarter, full year 2006 dividends should be more than 6% higher than last year, extending Leggett’s string of consecutive annual dividend increases to 35 years. Our dividend yield is currently 3.0%.

“We remain optimistic about 2006, and expect to post record full year sales and earnings. Accordingly, we raised the lower end of our full year EPS guidance. Sales should grow about 5% versus 2005, and we project a 19% - 35% increase in full year earnings per share.”

Restructuring Substantially Complete

Last fall Leggett identified 36 operations for closure or consolidation; that activity is substantially complete. Through the second quarter, costs related to this program have been $76 million ($58 million in 2005; $18 million in 2006). The company anticipates future offsetting benefits from the sale of buildings, real estate, or equipment.

Leverage Increasing As Expected

In September, 2004, Leggett announced its intent to increase leverage (i.e. net debt as a percent of net capitalization) toward the company’s long-standing target range of 30%-40% while maintaining its decade-long “single A” credit rating. Net debt to net capital has increased from 21.9% at the beginning of 2005 to 28.4% as of June 30, 2006.

Stock Repurchase Continuing

During the second quarter the company purchased an additional 1.7 million shares of its stock; this was partially offset by the issuance of 0.3 million shares through benefit plans. During the first half of 2006 the company purchased a total of 2.7 million shares. Shares outstanding have declined to 180.8 million as of June 30, a 4.1% decrease versus the 188.6 million shares that were outstanding twelve months earlier.

2006 Outlook: $1.55-$1.75 EPS

Earnings growth in 2006 is primarily being influenced by three factors: the level of cost structure improvement (from restructuring efforts), sales growth, and Leggett’s ability to recover higher raw material costs. For planning purposes, the company is assuming 2006 total sales growth of about 5%. Same location sales growth is expected to be modest, with unit volume and market share gains partially offset by changes in product mix and some isolated price deflation. Acquisitions are expected to contribute about 5% to sales growth, but should be partially offset by a $90 million, or 2%, decline in revenue due to the company’s restructuring and divestiture activity.

For the full year 2006, the company expects margin improvement in four of its five segments. The gains should come primarily from operational improvements and lower restructuring costs. In the Industrial Materials segment, margin is expected to decline, largely due to lower selling prices and a lower steel scrap-to-rod price spread.

In addition, restructuring and consolidation activity is expected to eventually increase annual earnings by $.10-.12 per share; the company expects to realize roughly half of that benefit during calendar 2006. The company also anticipates a modest amount of income in the latter half of 2006 from non-recurring items (e.g. the restructuring-related sale of buildings, real estate, or equipment). Together, the sales growth, restructuring activity and margin improvements are projected to result in full year 2006 earnings of $1.55 - $1.75 per share, a 19% - 35% improvement over 2005. Guidance has increased modestly (the prior range was $1.50-$1.75).

For the third quarter, Leggett anticipates trade sales of $1.40-1.45 billion, a sequential improvement of $0-50 million versus the second quarter (equal to about 5% sales growth versus 3Q 2005). Restructuring costs for 3Q are expected to be minimal (perhaps 1 cent per share). Based on these assumptions, the company anticipates earnings of $.42-$.47 per share for the third quarter.

LIFO / FIFO

All of Leggett’s reporting segments employ the first-in, first-out (FIFO) inventory method. In 2Q 2005, segment EBIT margins were negatively impacted when revenue declined (as reduced commodity costs led to lower product selling prices), but cost-of-goods-sold remained essentially unchanged under the FIFO method.

At the corporate level, Leggett uses the last-in, first-out (LIFO) method for determining the cost of approximately half of the company’s inventories. A consolidated adjustment (not within the segments) is made to convert the appropriate operations to the LIFO inventory method. In 2Q 2005, the company recorded $20 million of income associated with this LIFO adjustment. That income adjustment did not recur in 2Q 2006; instead there was a $2 million expense. Consequently, second quarter income declined by $22 million (year over year) due to the change in LIFO adjustment. For historical contrast, over the five year period 1999-2003, the largest annual LIFO impact was just over $4 million.

SEGMENT RESULTS – Second Quarter 2006 (versus 2Q 2005)

Residential Furnishings – Total sales increased $60 million, or 9%, with acquisitions (net of divestitures) contributing $56 million of the increase, and restructuring activity eliminating $13 million in revenue. Same location sales increased 3% due to inflation. EBIT (earnings before interest and income taxes) increased $13.8 million, or 29%. Higher sales, operating improvement, and lack of last year’s FIFO impact were primarily responsible for the EBIT increase; these were partially offset by higher energy costs and restructuring related expenses (of $2.6 million).

Commercial Fixturing and Components – Total sales were essentially unchanged from the prior year, with 1% same location sales growth offset by the restructuring-related elimination of $4 million in sales. EBIT increased $4.9 million, or 30%, with gains from operational improvements and higher organic sales partially offset by restructuring-related costs (of $0.7 million).

Aluminum Products – Total sales increased $7 million, or 5%, due to inflation. There have been no acquisitions within the last 12 months. EBIT increased $6.0 million, or 52%, due to higher sales and operational improvements.

Industrial Materials – Total sales decreased $25 million, or 12%, due to both unit volume and price declines. There have been no acquisitions within the last 12 months. EBIT declined $8.4 million, or 38%, as a result of lower revenue, higher scrap steel costs, new equipment start-up expenses, and restructuring-related costs (of $0.3 million).

Specialized Products – Total sales increased $32 million, or 20%. Acquisitions (net of divestitures and restructuring) contributed $29 million to sales, and were augmented by a 2% increase in same location sales. EBIT declined $1.3 million, or 11%, with the contribution from higher organic sales more than offset by changes in currency rates and restructuring-related costs (of $3.5 million).

Conference Call

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on July 21. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (706) 634-7235; id #2513062. Third quarter results will be released after the market closes on October 19, 2006, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 123-year-old firm is composed of 29 business units, 34,000 employee-partners, and more than 300 facilities located in over 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Director

LEGGETT & PLATT	Page 5 of 6				July 20, 2006

RESULTS OF OPERATIONS	SECOND QUARTER			YEAR TO DATE
(in millions, except per share data.)	2006	2005	Change	2006	2005	Change
Net sales	$1,402.6	$1,309.8	7.1%	$2,780.3	$2,611.1	6.5%
Cost of goods sold	1,146.2	1,063.6		2,283.8	2,132.5

Gross profit	256.4	246.2		496.5	478.6
Selling & administrative expenses	125.8	118.3	6.3%	249.6	230.9	8.1%
Other deductions, net of income	7.1	0.2		19.7	2.7

Earnings before interest and taxes	123.5	127.7	(3.3)%	227.2	245.0	(7.3)%
Interest expense	14.0	10.4		26.9	22.0
Interest income	2.1	0.9		3.6	2.9

Earnings before income taxes	111.6	118.2		203.9	225.9
Income taxes	27.4	39.0		57.6	73.9

Net earnings	$84.2	$79.2	6.3%	$146.3	$152.0	(3.7)%

Earnings per share
Basic	$0.45	$0.41		$0.78	$0.78
Diluted	$0.45	$0.41	9.8%	$0.78	$0.78	0.0%
Average shares outstanding
Common stock (at end of period)	180.8	188.6	(4.1)%	180.8	188.6
Basic (average for period)	186.9	193.8		187.3	194.5
Diluted (average for period)	187.9	195.0		188.1	195.8

CASH FLOW	SECOND QUARTER			YEAR TO DATE
(in millions.)	2006	2005	Change	2006	2005	Change
Net Earnings	$84.2	$79.2		$146.3	$152.0
Depreciation and Amortization	44.8	39.2		88.0	82.6
Working Capital decrease (increase)	(71.7)	(53.7)		(49.5)	(91.3)
Other operating activity	12.0	2.0		32.2	14.1

Net Cash from Operating Activity	$69.3	$66.7	4%	$217.0	$157.4	38%
Additions to PP&E	(45.9)	(43.5)	6%	(79.8)	(75.7)	5%
Purchase of companies, net of cash	(59.1)	(43.9)		(64.7)	(50.3)
Dividends paid	(31.0)	(28.8)		(60.5)	(57.6)
Repurchase of Common Stock, net	(42.7)	(49.3)		(61.8)	(90.4)
Additions (payments) to Debt, net	62.1	20.7		66.2	(314.6)
Other	11.8	6.5		13.5	11.3

Increase (Decr.) in Cash & Equiv.	$(35.5)	$(71.6)		$29.9	$(419.9)

EBITDA *	$168.3	$166.9	1%	$315.2	$327.6	(4)%

FINANCIAL POSITION	June 30
(in millions.)	2006	2005	Change
Cash and equivalents	$94.8	$71.4
Receivables	908.5	825.9	10%
Inventories	806.2	803.0	0%
Other current assets	97.9	82.9

Total current assets	1,907.4	1,783.2
Net fixed assets	970.4	953.9	2%
Other assets	1,398.3	1,197.0	17%

TOTAL ASSETS	$4,276.1	$3,934.1

Trade accounts payable	$291.8	$263.9	11%
Current debt maturities	50.7	95.3
Other current liabilities	411.9	348.3	18%

Total current liabilities	754.4	707.5	7%
Long term debt	1,032.2	765.0	35%
Deferred taxes and other liabilities	161.7	143.5
Shareholders’ equity	2,327.8	2,318.1	0%

Total Capitalization	3,521.7	3,226.6

TOTAL LIABILITIES & EQUITY	$4,276.1	$3,934.1

Modified Working Capital / Sales **	19.8%	21.0%
Net Debt to Net Capital ***	28.4%	24.3%
Return on Equity ****	10.6%	13.2%

*	Earnings Before Interest, Taxes, Depreciation and Amortization.
**	Modified Working Capital = Working Capital - Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.
***	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.
****	Return on Equity = Trailing Twelve Months Net Earnings / Shareholders’ Equity averaged for start and end of the twelve months.

LEGGETT & PLATT	Page 6 of 6				July 20, 2006

SEGMENT RESULTS *	SECOND QUARTER			YEAR TO DATE
(in millions.)	2006	2005	Change	2006	2005	Change
External Sales
Residential Furnishings	$687.0	$628.3	9.3%	$1,380.3	$1,268.8	8.8%
Commercial Fixturing & Components	260.9	259.5	0.5%	507.5	503.2	0.9%
Aluminum Products	153.4	145.8	5.2%	297.7	283.1	5.2%
Industrial Materials	117.4	126.2	(7.0)%	241.7	262.4	(7.9)%
Specialized Products	183.9	150.0	22.6%	353.1	293.6	20.3%

Total	$1,402.6	$1,309.8	7.1%	$2,780.3	$2,611.1	6.5%

Inter-Segment Sales
Residential Furnishings	$6.9	$5.7		$13.2	$11.5
Commercial Fixturing & Components	3.5	5.1		7.1	9.8
Aluminum Products	3.6	3.9		7.0	7.8
Industrial Materials	65.8	82.0		138.1	171.6
Specialized Products	11.0	12.6		23.4	28.0

Total	$90.8	$109.3		$188.8	$228.7

Total Sales
Residential Furnishings	$693.9	$634.0	9.4%	$1,393.5	$1,280.3	8.8%
Commercial Fixturing & Components	264.4	264.6	(0.1)%	514.6	513.0	0.3%
Aluminum Products	157.0	149.7	4.9%	304.7	290.9	4.7%
Industrial Materials	183.2	208.2	(12.0)%	379.8	434.0	(12.5)%
Specialized Products	194.9	162.6	19.9%	376.5	321.6	17.1%

Total	$1,493.4	$1,419.1	5.2%	$2,969.1	$2,839.8	4.6%

EBIT
Residential Furnishings	$62.0	$48.2	29%	$119.5	$103.9	15%
Commercial Fixturing & Components	21.3	16.4	30%	32.0	29.4	9%
Aluminum Products	17.5	11.5	52%	31.1	23.4	33%
Industrial Materials	13.6	22.0	(38)%	30.8	54.0	(43)%
Specialized Products	10.3	11.6	(11)%	16.1	21.1	(24)%
Intersegment Eliminations	0.8	(2.0)		(0.3)	(6.8)
Change in LIFO Reserve	(2.0)	20.0		(2.0)	20.0

Total	$123.5	$127.7	(3)%	$227.2	$245.0	(7)%

EBIT Margin **			Basis Pts			Basis Pts
Residential Furnishings	8.9%	7.6%	130	8.6%	8.1%	50
Commercial Fixturing & Components	8.1%	6.2%	190	6.2%	5.7%	50
Aluminum Products	11.1%	7.7%	340	10.2%	8.0%	220
Industrial Materials	7.4%	10.6%	(320)	8.1%	12.4%	(430)
Specialized Products	5.3%	7.1%	(180)	4.3%	6.6%	(230)

Overall	8.8%	9.7%	(90)	8.2%	9.4%	(120)

*	Prior years’ results have been restated for the move of the Commercial Vehicle Products group from the Commercial Fixturing & Components segment to the Specialized Products segment.
**	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

LAST SIX QUARTERS	2005				2006
Selected Figures	1Q	2Q	3Q	4Q	1Q	2Q
Trade Sales ($ million)	1,301	1,310	1,349	1,340	1,378	1,403
Sales Growth (vs. prior year)	9.6%	2.5%	0.8%	4.5%	5.9%	7.1%

EBIT ($ million)	117.3	127.7	87.6	63.6	103.7	123.5
EBIT Margin	9.0%	9.7%	6.5%	4.7%	7.5%	8.8%

Net Earnings ($ million)	72.8	79.2	54.0	45.3	62.1	84.2
Net Margin	5.6%	6.0%	4.0%	3.4%	4.5%	6.0%

EPS (diluted)	$0.37	$0.41	$0.28	$0.24	$0.33	$0.45

EBITDA ($ million)	161	167	132	108	147	168
Cash from Operations ($ million)	91	67	147	143	148	69
Net Debt to Net Capital	22%	24%	23%	29%	27%	28%
Return on Equity	13%	13%	12%	11%	10%	11%

Same Location Sales (vs. prior year)	1Q	2Q	3Q	4Q	1Q	2Q
Residential Furnishings	7.4%	1.9%	0.1%	4.0%	3.3%	2.7%
Commercial Fixturing & Components	8.9%	4.8%	7.2%	(1.0)%	0.4%	1.1%
Aluminum Products	3.8%	5.4%	(2.6)%	0.0%	4.6%	5.1%
Industrial Materials	32.0%	1.5%	(7.7)%	(6.6)%	(12.9)%	(11.1)%
Specialized Products	1.8%	(3.0)%	(3.6)%	(7.0)%	(4.8)%	2.3%
Overall	8.4%	1.7%	(0.5)%	(0.6)%	1.0%	2.1%